RHOMED INCORPORATED

                   1995 EMPLOYEE INCENTIVE STOCK OPTION PLAN


     1. Purpose. The 1995 Employee Incentive Stock Option Plan (the "Plan") is intended to advance the interests of RhoMed Incorporated (the "Company") and its shareholders by providing an employment incentive, in order to retain employees of the Company with training, experience, and ability, to attract new employees whose services are considered unusually valuable, to encourage the sense of proprietorship of employees, and to stimulate the active interest of employees in the development and financial success of the Company.

     2. Definitions. As used in the Plan, the following capitalized terms have the following meanings:
         "Board" means the Board of Directors of the Company.
         "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated under the Internal Revenue Code of 1986, as amended, or any successor legislation and regulations.
         "Committee" means the body administering the Plan, which is the Compensation Committee of the Board, or if the Board has not established a Compensation Committee, then it is the Board meeting as the Committee.
         "Company" means RhoMed Incorporated.
         "Eligible Employee" means an Employee of the Company to whom the Committee determines to grant an Option in order to carry out the purpose of the Plan stated above.
         "Employee" means an employee, as determined in accordance with the withholding tax rules under Code section 3401(c), of the Company, its parent, as defined in Code section 424(e), or subsidiary, as defined in Code section 424(f).
         "Option" means an option to purchase Stock granted under the Plan. "Option Agreement" means a written agreement between the Company and an
Optionee for the purchase of Stock pursuant to an Option.
         "Option Stock" means Stock which is or may become purchasable under an Option.
         "Option Price" means the price per share of Option Stock.
         "Optionee" means an Employee to whom the Company has granted an Option. "Over Ten Percent Shareholder" means an Eligible Employee who, at the time of grant of an Option, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation. For purposes of this definition, ownership is determined according to the attribution rules set forth in Code section 424(d).

         "Plan" means this 1995 Employee Incentive Stock Option Plan.
         "Stock" means the Common Stock of the Company, or any other stock issuable upon exercise of an Option as adjusted pursuant to section 8.7 of the Plan, or as substituted or assumed as permitted pursuant to Code section 424(a).

         3. Effective dates of the Plan; shareholder approval required. The Plan will be in effect from July 28, 1995 until July 28, 2005, unless the Board terminates the Plan earlier. If the Company's shareholders do not approve the Plan before July 28, 1996, the Plan will terminate on July 28, 1996 and any Options granted under the Plan will be void. No Option will be exercisable before the Company's shareholders approve the Plan.

         4. Administration of the Plan. The Committee will administer the Plan. The Committee will report its actions to the Board at the first meeting of the Board which follows each action of the Committee. By majority vote of its members, the Committee will: determine Eligible Employees, amounts of Option Stock, Option Prices, dates of grant, periods of exercise, methods of exercise and all other terms of Options which the Plan does not specify; construe and interpret the Plan; determine the terms of Option Agreements, which need not be identical; and make all other determinations and take all other actions which the Committee deems necessary or advisable for administration of the Plan, except that the Committee may not amend or terminate the Plan. All actions and determinations of the Committee will be binding on the Company and its Employees.

         5. Authority to grant Options. On behalf of the Company, the Committee may, by majority vote of its members, grant Options from time to time to any one or more Eligible Employees of the Company. The Company's executive officers will prepare, execute on behalf of the Company, and deliver, Option Agreements according to the Committee's instructions.

         6. Amount of Stock available and reserved. The Company may grant Options to purchase up to an aggregate of seven million five hundred thousand (7,500,000) shares of Stock. While any Option is outstanding, the Company will keep reserved, for issuance upon exercise of Options, the amount of Option Stock which is or may become purchasable under all outstanding Options.

         7. Limitation on amount of Option Stock. The Company will not grant an Option if, as a result of granting the Option, the aggregate fair market value of stock with respect to which incentive stock options, as defined in Code section 422(b), are exercisable for the first time by that Optionee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) would exceed one hundred thousand dollars ($100,000). For purposes of this limitation, the fair market value of any stock is determined as of the time the option with respect to such stock is granted.

         8. Terms and conditions of Options. All Options will be evidenced by an Option Agreement and will be subject to the following terms and conditions:

                  8.1 Nontransferability. An Option is, by its terms, not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee.

                  8.2 Option Price. The Option Price under Options granted to Employees other than Over Ten Percent Shareholders will be not less than the fair market value of the Stock at the time the Option is granted. The Option Price under Options granted to Over Ten Percent Shareholders will be at least one hundred ten percent (110%) of the fair market value of the Stock at the time the Option is granted. The Committee will determine fair market value at the time of grant.

                  8.3 Period for exercise of Option. Options granted to Employees other than Over Ten Percent Shareholders will, by their terms, not be exercisable after the expiration of ten (10) years from the date the Option is granted. Options granted to Over Ten Percent Shareholders will, by their terms, not be exercisable after the expiration of five (5) years from the date the Option is granted. Within these limits, the Committee may set any period during which all or any portion of an Option will be exercisable.

                  8.4 Shareholder rights. Neither an Optionee nor the Optionee's successor has any of the rights of a shareholder of the Company, with respect to any Option Stock, until the Company has received payment in full of the Option Price for that Option Stock upon exercise.

                  8.5 Termination of employment. The granting of an Option does not grant any right to the Optionee to continue as an Employee. On the date when an Optionee ceases to be an Employee for any reason, the amount of Option Stock which the Optionee may purchase under each Option which that Optionee holds automatically becomes limited to only that amount of Option Stock as to which the Option was already exercisable on the date the Optionee ceased to be an Employee. The Committee may, at the time it grants an Option, set a time limit on the exercisability of an Option after the Optionee ceases to be an Employee.

                  8.6 Accelerated exercisability and early expiration of Options in certain corporate transactions. If the Company enters into an agreement to engage in a transaction to which Code section 424(a) would apply if the requirements of Code sections 424(a)(1) and 424(a)(2) were met, and no corporation either substitutes a new option for or assumes an outstanding Option, as permitted pursuant to Code section 424(a), or agrees in writing to do so upon consummation of the transaction, then thirty days before the agreed date of consummation of the transaction, that Option will become exercisable as to the entire amount of Option Stock (other than Option Stock as to which the Option has already expired) purchasable at any time under that Option, and will expire on the earlier of (i) consummation of the transaction or (ii) that Option's original expiration date. The Committee will give the Optionee written notice of the accelerated exercisability and potential early expiration of that Option at least thirty days before its potential early expiration date.

                  8.7 Changes in Stock. If the Company's shareholders approve an amendment to the Company's articles of incorporation which effects a change in shares or rights of shareholders, or an exchange, reclassification or cancellation of shares or rights of shareholders, then the Committee will immediately adjust the amount and/or class of Option Stock purchasable and/or the Option Price under all outstanding Options as the Committee deems appropriate, provided that such adjustment does not constitute a modification as defined in Code section 424(h).

                  8.8 Restriction on exercise of Options and issuance of Option Stock. If the Company determines that exercise of an Option or issuance of Option Stock will violate any tax, securities or other law or regulation, then the Optionee may not exercise the Option until the Company determines that the exercise or issuance will comply with that law or regulation. The Option Stock as issued may be restricted under the Securities Act of 1933, as amended, or other securities laws.

                  8.9 Other terms and conditions. The Committee may establish any other terms and conditions for Options consistent with those specified in the Plan, and consistent with the definition of incentive stock option under Code section 422(b).

         9. Amendment, Suspension, or Termination of Plan. The Board may at any time amend, suspend or terminate the Plan.

         10. Code references. In the event that a Code section referred to in the Plan is amended or repealed, the Committee will interpret the Plan in accordance with any successor provision or the remainder of the Code, in such a way that Options will continue to be treated, if possible, as incentive stock options under Code section 422(a) or any successor provision.


         I certify that the foregoing is a true and accurate copy of the 1995 Employee Incentive Stock Option Plan:
         -as adopted by the Board by unanimous written consent dated July 28, 1995, and approved by the shareholders of the Company at the regular annual meeting held on August 15, 1995; and
         -as amended by the Board by unanimous written consent dated March 20, 1996 and approved by the shareholders of the Company at the regular annual meeting held on April 4, 1996; and
         -as amended by the Board by unanimous written consent dated April 15, 1996 and approved by the shareholders of the Company at the special meeting held on May 24, 1996.


                             s/ Stephen A. Slusher
                             ---------------------
                              Stephen A. Slusher
                              Assistant Secretary